UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


Date of Report October 28, 1997

                                 QPQ Corporation
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

       FLORIDA                      1-12350                   65-0611607
   ---------------               ------------               --------------
   (State or other               (Commission                (IRS Employer
   jurisdiction of               File Number)               Identification
   incorporation)                                           No.)

                           7777 Glades Road, Suite 211
                            Boca Raton, Florida 33434
               -------------------------------------------------
              (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code   561-470-6005

                                 Not Applicable
                            ---------------------------
          (Former name or former address, if changed since last report)





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Item 5        Other Events.

      As previously disclosed, on May 27, 1997 the Company received a letter from the staff of The Nasdaq Stock Market, Inc. ("Nasdaq") concerning the continued inclusion of its shares of Common Stock on The Nasdaq SmallCap Market, citing the Company's failure to maintain a closing bid price of at least $1.00 as well as its failure to meet certain alternative criteria related to capital surplus. On October 2, 1997 the Company submitted a plan to Nasdaq setting forth the actions the Company would undertake to bring it in full compliance with the listing requirements for The Nasdaq SmallCap Market, which plan included the 1 for 3 reverse stock split effected by the Company on October 9, 1997, the closing this month of the acquisition of the stock of Lator International, Inc. ("Lator") (as described in the Company's Report on Form 8-K dated October 22,
1997) as well as the closing of the pending acquisition of the assets of Replogle Enterprises, LLC. ("Replogle") as previously disclosed. The net effect of such transactions would, in management's opinion, bring the Company in full compliance with the Nasdaq continued listing standards.

      Subsequent to such stock split, the Company has maintained the minimum bid price on its Common Stock of at least $1.00; however, the Company remained in non-compliance with other Nasdaq inclusion criteria pending the closing of its proposed acquisition of the assets of Replogle. On October 16, 1997 the Company attended an oral hearing before the Nasdaq Qualifications Hearing Panel regarding the Company's proposed plan and at such hearing the Company requested a 30 day exemption from the listing standards to complete the pending transactions. At the conclusion of such hearing the Panel members advised the Company that a written ruling as to the Panel's decision regarding the continued listing of the Company's Common Stock would be forthcoming.

      On October 27, 1997 the Company received written notice from Nasdaq that the Qualifications Hearing Panel had determined to delete the Company's Common Stock from The Nasdaq SmallCap Market effective with the close of business on October 27, 1997. The correspondence from the staff of Nasdaq stated that the Qualifications Hearing Panel was of the opinion that the closing of the Lator transaction and the proposed closing of the Replogle acquisition would result in a change of control, change in business and a change in financial structure of the Company. Accordingly, the Qualifications Hearing Panel determined that NASD Marketplace Rule 4330(f) is applicable and that the Company would be required to file a new listing application and satisfy the initial listing standards. The Company's Common Stock will now trade on the OTC Bulletin Board, under its same symbol.

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      Management  of the  Company is  considering  whether to request the Review
Committee of the Nasdaq Listing and Hearing Review Committee to review the decision by the Qualifications Hearing Panel, whether to file a new listing application following the closing of the Replogle acquisition, or both. In the event management of the Company decides to appeal, but is unsuccessful in securing a reversal of the decision to delist the Company's Common Stock from The Nasdaq SmallCap Market, management of the Company may, as soon as practicable following the closing of the Replogle acquisition, make application to Nasdaq for re-qualification of its Common Stock on The Nasdaq SmallCap Market. While management believes it will likely satisfy the initial listing criteria, assuming such acquisition is consummated, there can be no assurances that the transaction will the consummated; moreover, even assuming a successful consummation, management is unable to predict at this time whether or when the Company's Common Stock will be approved for re-inclusion on The Nasdaq SmallCap Market.























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




                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 28, 1997                          By: /s/ C. Lawrence Rutstein
                                                --------------------------------
                                                C. Lawrence Rutstein,
                                                President































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